EXHIBIT 99.1

TPI Composites, Inc. Announces Second Quarter 2020 Earnings Results – Extends Agreements with GE and Adds New Lines for Nordex in India and GE in Mexico - Adds Approximately $800 Million of Potential Contract Value

SCOTTSDALE, Ariz., Aug. 06, 2020 (GLOBE NEWSWIRE) -- TPI Composites, Inc. (Nasdaq: TPIC), the only independent manufacturer of composite wind blades with a global footprint, today reported financial results for the second quarter ended June 30, 2020.

Highlights

For the quarter ended June 30, 2020:

  Net sales of $373.8 million
  Net loss of $66.1 million or $(1.87) per share
  EBITDA loss of $2.6 million
  Adjusted EBITDA of $3.3 million
KPIs		Q2'20	Q2'19
	Sets[1]	787	716
	Estimated megawatts²	2,650	2,016
	Utilization[3]	69%	70%
	Dedicated manufacturing lines[4]	52	54
	Manufacturing lines installed[5]	54	50
  Number of wind blade sets (which consist of three wind blades) produced worldwide during the period.
  Estimated megawatts of energy capacity to be generated by wind blade sets produced during the period.
  Utilization represents the percentage of wind blades invoiced during the period compared to the total potential wind blade capacity of manufacturing lines installed at the end of the period.
  Number of wind blade manufacturing lines that are dedicated to our customers under long-term supply agreements at the end of the period.
  Number of wind blade manufacturing lines installed and either in operation, startup or transition at the end of the period.

“We delivered good financial results in the second quarter growing net sales 13% amidst a challenging operating environment impacted by COVID-19,” said Bill Siwek, President and CEO of TPI Composites.

“As of today, all of our manufacturing facilities have returned to pre-COVID-19 capacity levels.  We believe this positions us well for a strong second half of the year given the strong demand we are seeing from our customers.

“We announced today we extended two supply agreements with GE: one in Iowa through 2021 with an option to extend through 2022 and one in Juarez, Mexico through 2022. We will also be adding another production line in Mexico to provide for GE’s wind turbine technologies in North America. Additionally, we announced today that we signed a multi-year agreement with Nordex for two manufacturing lines in our Chennai, India manufacturing facility, where we plan to start production in the first quarter next year.  These new manufacturing lines and extensions of contracts added approximately $800 million of potential contract value.

“We continue to invest in our team by adding talented professionals with diverse backgrounds.  We announced today that we hired Jim Hilderhoff as our Chief Commercial Officer responsible for all commercial activities at TPI. Jim brings over 30 years of experience of commercial leadership experience at Wabtec and GE.

“We remain nimble from a capital structure standpoint.  We completed an amendment to our debt facility which gives us additional flexibility as we navigate through the dynamic macro environment. Our liquidity at the end of the quarter was $138.4 million, composed of $96.7 million of cash and cash equivalents and approximately $41.7 million of total availability under various debt facilities.

“While we believe we have executed well while navigating the COVID-19 pandemic with all of our plants currently operating at or above planned capacity, several of our manufacturing facilities, in particular Mexico and India, are operating in regions with high levels of reported COVID-19 positive cases.  As such, we may be required to reinstate temporary production suspensions or volume reductions at these manufacturing facilities or at our other manufacturing facilities to the extent there is a significant resurgence of COVID-19 cases in the regions where we operate or there is an outbreak of COVID-19 cases in any of our manufacturing facilities.  Due to the fluid nature of COVID-19 and the potential impact on our business we will not be providing 2020 guidance at this time.

“In closing, the hard work and tireless efforts of our associates allowed us to deal with COVID-19 over the last few months have enabled us to reach pre-COVID capacity levels. I want to thank each associate for their dedication in these trying times. We remain encouraged by the growth opportunities and runway in both the wind and transportation markets and look forward to creating value for our shareholders for years to come,” concluded Mr. Siwek.

Second Quarter 2020 Financial Results

Net sales for the three months ended June 30, 2020 increased by $43.0 million or 13.0% to $373.8 million compared to $330.8 million in the same period in 2019. Net sales of wind blades increased by 15.3% to $348.1 million for the three months ended June 30, 2020 as compared to $301.8 million in the same period in 2019. The increase in net sales was primarily driven by a 10% increase in the number of wind blades produced during the three months ended June 30, 2020 compared to the same period in 2019 largely as a result of increased production at our China facilities and our Matamoros, Mexico facility. The increase was also due to a higher average sales price due to the mix of wind blade models produced during the three months ended June 30, 2020 compared to the same period in 2019. The impact of the fluctuating U.S. dollar against the Euro in our Turkey operations and the Chinese Renminbi in our China operations on consolidated net sales for the three months ended June 30, 2020 was a decrease of 0.3% as compared to the same period in 2019.  Although our net sales increased for the three months ended June 30, 2020 compared to the same period in 2019, we estimate that our net sales were adversely impacted by approximately $96 million, based upon wind blade sets which we had forecasted to produce at our Mexico, Iowa, Turkey and India manufacturing facilities in the period under non-cancellable purchase orders associated with our long-term contracts but were unable to do so as a result of to the COVID-19 pandemic.

Total cost of goods sold for the three months ended June 30, 2020 was $378.6 million and included $6.9 million related to lines in startup and $4.0 million related to lines in transition during the quarter. This compares to total cost of goods sold for the three months ended June 30, 2019 of $308.2 million and included $14.7 million related to lines in startup and $8.2 million related to lines in transition during the quarter. Total cost of goods sold as a percentage of net sales increased by approximately 8% during the three months ended June 30, 2020 as compared to the same period in 2019, driven primarily by the increase in direct materials and warranty costs primarily relating to a warranty remediation campaign for a specific wind blade model for one of our customers, and COVID-19 related costs associated with the health and safety of our associates and non-productive labor, partially offset by a decrease in startup and transition costs, the impact of savings in raw material costs and foreign currency fluctuations. The impact of the fluctuating U.S. dollar against the Euro, Turkish Lira, Chinese Renminbi and Mexican Peso decreased consolidated cost of goods sold by 3.2% for three months ended June 30, 2020 as compared to the same period in 2019.

General and administrative expenses for the three months ended June 30, 2020 totaled $6.9 million, or 1.8% of net sales, compared to $9.2 million, or 2.8% of net sales, for the same period in 2019. The decrease as a percentage of net sales was primarily driven by lower travel and training costs due to the COVID-19 pandemic.

Income taxes reflected a provision of $49.3 million for the three months ended June 30, 2020 as compared to a provision of $0.5 million for the same period in 2019. The increase in the provision was primarily due to a change in the forecasted annual effective tax rate as of June 30, 2020 in comparison to the forecast at March 31, 2020 and the earnings mix by jurisdiction in the three months ended June 30, 2020 as compared to the same period in 2019. More specifically, income taxes for the three months ended June 30, 2020 was the result of applying a revised forecasted annual effective tax rate to a quarter that was significantly impacted by losses in several jurisdictions due to the COVID-19 pandemic.

Net loss for the three months ended June 30, 2020 was $66.1 million as compared to net income of $1.8 million in the same period in 2019. The decrease in the net income was primarily due to the reasons set forth above.  In addition, we estimate that our net loss was adversely impacted by approximately $39 million, net of taxes, based upon the forecasted gross margin on the wind blade sets we had forecasted to produce at our Mexico, Iowa, Turkey and India manufacturing facilities in the period under non-cancellable purchase orders associated with our long-term contracts but were unable to do so as a result of the COVID-19 pandemic. In addition, we incurred approximately $16 million, net of taxes, of COVID-19 related costs associated with the health and safety of our associates and non-productive labor.  The net loss per share was $1.87 for the three months ended June 30, 2020, compared to a net income per share of $0.05 for the three months ended June 30, 2019. Adjusted EBITDA for the three months ended June 30, 2020 decreased to $3.3 million compared to $23.4 million during the same period in 2019. Adjusted EBITDA margin decreased to 0.9% compared to 7.1% during the same period in 2019. We estimate that our Adjusted EBITDA was adversely impacted for the three months ended June 30, 2020 by approximately $36 million, based upon the forecasted Adjusted EBITDA margin on the forecasted wind blade sets which we were to produce in those periods but were unable to do so as a result of the COVID-19 pandemic and COVID-19 related costs associated with the health and safety of our associates and non-productive labor.

Capital expenditures were $15.0 million for the three months ended June 30, 2020 compared to $19.0 million during the same period in 2019. Our capital expenditures have primarily related to machinery and equipment for new facilities and expansion and improvements at existing facilities.

We ended the quarter with $96.7 million of cash and cash equivalents and net debt was $142.5 million as compared to $71.8 million at December 31, 2019.  For the quarter we used $29.6 million of cash flows in operations and invested $15.0 million in capital expenditures for a negative free cash flow of $44.6 million.

2020 Guidance

On April 23, 2020, TPI announced the withdrawal of its fiscal year 2020 financial guidance first issued on February 27, 2020. At this time, TPI will not be reinstating its fiscal year 2020 financial guidance due to the inability to forecast or quantify with reasonable accuracy the full duration and financial magnitude of the impact of the COVID-19 pandemic.

Conference Call and Webcast Information

TPI Composites will host an investor conference call this afternoon, Thursday, August 6, 2020 at 5:00 pm ET. Interested parties are invited to listen to the conference call which can be accessed live over the phone by dialing 1-855-327-6837, or for international callers, 1-631-891-4304.  A replay will be available two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 10010271. The replay will be available until August 13, 2020. Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investors section of the Company’s website at www.tpicomposites.com. The online replay will be available for a limited time beginning immediately following the call.

About TPI Composites, Inc.

TPI Composites, Inc. is the only independent manufacturer of composite wind blades for the wind energy market with a global manufacturing footprint. TPI delivers high-quality, cost-effective composite solutions through long-term relationships with leading OEMs in the wind and transportation markets. TPI is headquartered in Scottsdale, Arizona and operates factories in the U.S., China, Mexico, Turkey and India. TPI operates additional engineering development centers in Denmark and Germany.

Forward-Looking Statements

This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements, among other things, concerning: the impact of the COVID-19 pandemic on our business, effects on our financial statements and our financial outlook; our business strategy, including anticipated trends and developments in and management plans for our business and the wind industry and other markets in which we operate; our projected annual revenue growth; competition; future financial results, operating results, revenues, gross margin, operating expenses, profitability, products, projected costs, warranties, our ability to improve our operating margins, and capital expenditures. These forward-looking statements are often characterized by the use of words such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “seek,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” “continue” and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these statements. These factors include, but are not limited to, the matters discussed in “Risk Factors,” in our Annual Report on Form 10-K and other reports that we will file with the SEC.

Non-GAAP Definitions
This press release includes unaudited non-GAAP financial measures, including EBITDA, adjusted EBITDA, net cash (debt) and free cash flow. We define EBITDA as net income (loss) plus interest expense (including losses on extinguishment of debt and net of interest income), income taxes and depreciation and amortization. We define adjusted EBITDA as EBITDA plus any share-based compensation expense, any realized gains or losses from foreign currency remeasurement, any realized gains or losses from the sale of assets and asset impairments and any restructuring costs. We define net cash (debt) as the total unrestricted cash and cash equivalents less the total principal amount of debt outstanding. We define free cash flow as net cash flow from operating activities less capital expenditures. We present non-GAAP measures when we believe that the additional information is useful and meaningful to investors. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. See below for a reconciliation of certain non-GAAP financial measures to the comparable GAAP measures as well as our Investor Presentation which can be found in the Investors section at www.tpicomposites.com.

Investor Relations
480-315-8742
investors@TPIComposites.com

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE ONE - CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2020	2019	2020	2019
Net sales	$373,817	$330,771	$730,453	$630,551
Cost of sales	367,644	285,319	716,119	568,357
Startup and transition costs	10,920	22,901	22,954	41,079
Total cost of goods sold	378,564	308,220	739,073	609,436
Gross profit (loss)	(4,747)	22,551	(8,620)	21,115
General and administrative expenses	6,887	9,208	16,383	17,193
Realized loss on sale of assets and asset impairments	1,440	4,972	3,358	7,207
Restructuring charges, net	181	3,874	298	3,874
Income (loss) from operations	(13,255)	4,497	(28,659)	(7,159)
Other income (expense):
Interest income	8	31	40	82
Interest expense	(2,553)	(2,274)	(4,356)	(4,273)
Realized loss on foreign currency remeasurement	(1,928)	(967)	(968)	(4,769)
Miscellaneous income	939	1,016	1,634	1,718
Total other expense	(3,534)	(2,194)	(3,650)	(7,242)
Income (loss) before income taxes	(16,789)	2,303	(32,309)	(14,401)
Income tax benefit (provision)	(49,312)	(475)	(34,284)	4,125
Net income (loss)	$(66,101)	$1,828	$(66,593)	$(10,276)

Weighted-average common shares outstanding:
Basic	35,299	35,033	35,256	34,970
Diluted	35,299	36,369	35,256	34,970

Net income (loss) per common share:
Basic	$(1.87)	$0.05	$(1.89)	$(0.29)
Diluted	$(1.87)	$0.05	$(1.89)	$(0.29)

Non-GAAP Measures (unaudited):
EBITDA	$(2,628)	$11,671	$(5,349)	$7,574
Adjusted EBITDA	$3,295	$23,421	$4,591	$26,346

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE TWO - CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
	June 30,	December 31,
(in thousands)	2020	2019
Assets
Current assets:
Cash and cash equivalents	$96,657	$70,282
Restricted cash	312	992
Accounts receivable	133,147	184,012
Contract assets	214,556	166,515
Prepaid expenses	15,983	10,047
Other current assets	25,900	29,843
Inventories	12,368	6,731
Total current assets	498,923	468,422
Noncurrent assets:
Property, plant, and equipment, net	211,175	205,007
Operating lease right of use assets	162,767	122,351
Other noncurrent assets	22,420	30,897
Total assets	$895,285	$826,677

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$267,833	$293,104
Accrued warranty	56,772	47,639
Current maturities of long-term debt	25,285	13,501
Current operating lease liabilities	21,918	16,629
Contract liabilities	2,447	3,008
Total current liabilities	374,255	373,881
Noncurrent liabilities:
Long-term debt, net of debt issuance costs and
current maturities	212,617	127,888
Noncurrent operating lease liabilities	154,759	113,883
Other noncurrent liabilities	24,809	5,975
Total liabilities	766,440	621,627
Total stockholders' equity	128,845	205,050
Total liabilities and stockholders' equity	$895,285	$826,677

Non-GAAP Measure (unaudited):
Net debt	$(142,524)	$(71,779)

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE THREE - CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2020	2019	2020	2019
Net cash provided by (used in) operating activities	$(29,573)	$10,573	$(27,005)	$(1,518)
Net cash used in investing activities	(15,047)	(19,030)	(42,030)	(37,739)
Net cash provided by (used in) financing activities	32,173	(10,629)	97,255	10,446
Impact of foreign exchange rates on cash, cash equivalents and restricted cash	(719)	(297)	(2,525)	696
Cash, cash equivalents and restricted cash, beginning of period	110,610	80,644	71,749	89,376
Cash, cash equivalents and restricted cash, end of period	$97,444	$61,261	$97,444	$61,261

Non-GAAP Measure (unaudited):
Free cash flow	$(44,620)	$(8,457)	$(69,035)	$(39,257)

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE FOUR - RECONCILIATION OF NON-GAAP MEASURES
(UNAUDITED)

EBITDA and adjusted EBITDA are reconciled as follows:	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2020	2019	2020	2019
Net income (loss)	$(66,101)	$1,828	$(66,593)	$(10,276)
Adjustments:
Depreciation and amortization	11,616	7,125	22,644	17,784
Interest expense (net of interest income)	2,545	2,243	4,316	4,191
Income tax provision (benefit)	49,312	475	34,284	(4,125)
EBITDA	(2,628)	11,671	(5,349)	7,574
Share-based compensation expense	2,374	1,937	5,316	2,922
Realized loss on foreign currency remeasurement	1,928	967	968	4,769
Realized loss on sale of assets and asset impairments	1,440	4,972	3,358	7,207
Restructuring charges, net	181	3,874	298	3,874
Adjusted EBITDA	$3,295	$23,421	$4,591	$26,346

Net debt is reconciled as follows:	June 30,	December 31,
(in thousands)	2020	2019
Cash and cash equivalents	$96,657	$70,282
Less total debt, net of debt issuance costs	(237,902)	(141,389)
Less debt issuance costs	(1,279)	(672)
Net debt	$(142,524)	$(71,779)

Free cash flow is reconciled as follows:	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2020	2019	2020	2019
Net cash provided by (used in) operating activities	$(29,573)	$10,573	$(27,005)	$(1,518)
Less capital expenditures	(15,047)	(19,030)	(42,030)	(37,739)
Free cash flow	$(44,620)	$(8,457)	$(69,035)	$(39,257)